Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

INVO Bioscience, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share (3)	457(c)	20,350,000	$1.0448	$21,261,680	$0.00014760	$3,138.23
	Total Offering Amounts					$21,261,680		$3,138.23
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fees Due							$3,138.23

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that may be issued in connection with a stock dividend, stock split, recapitalization or similar transactions.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock on the Nasdaq Capital market on January 16, 2024.

(3)	Consists of 18,150,000 shares of Common Stock underlying INVO’s Class B common stock expected to be issued in the Merger and (2) 2,200,000 shares of Common Stock underlying 1,000,000 shares of INVO’s Class A preferred stock converting in connection with the Merger.